UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
July 28, 2008

BREITBURN ENERGY PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071
(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

In connection with the Registration Statement on Form S-3 filed by BreitBurn Energy Partners LP (the “Partnership”) in connection with the registration of the resale by certain institutional investors of common units representing limited partner interests (“Common Units”), the Partnership is filing this Current Report on Form 8-K to update the Risk Factors included in the Annual Report on Form 10-K for fiscal year ended December 31, 2007 (the "Annual Report") filed by the Partnership. Except as set forth below, there have been no material changes to the risks described in Part I, Item 1A, of the Annual Report.

Risks Related to Our Business

The following risk factors update the “Risks Related to Our Business” included in the Annual Report. Except as set forth below, there have been no material changes to the risks described under “Risks Related to Our Business” in Part I, Item 1A, of the Annual Report.

Our debt levels may limit our flexibility to obtain additional financing and pursue other business opportunities.

We borrowed from our credit facility to fund a portion of the cash consideration for our acquisition of oil and natural gas properties in Michigan, Indiana and Kentucky from Quicksilver Resources Inc. and related transaction expenses. On June 17, 2008, we and our wholly owned subsidiaries entered into an amendment to our credit facility to increase the borrowing base available under the credit facility to $900 million. We borrowed approximately $345 million under the credit facility to finance the purchase from Provident Energy Trust (“Provident”) of Common Units and its interest in BreitBurn Management Company, LLC (BreitBurn Management”). As of June 30, 2008, we had approximately $694 million in indebtedness outstanding under our credit facility. Our existing and future indebtedness could have important consequences to us, including:

•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•
covenants in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•
we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders; and

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

Our credit facility has substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions.

Our credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion. As of June 30, 2008, we had approximately $694 million in borrowings outstanding under our credit facility. Our current borrowing base is $900 million. The borrowing base is redetermined semi-annually and the available borrowing amount could be increased or decreased as a result of such redeterminations. In addition, a decline in oil or natural gas prices could cause the lenders under our credit facility to redetermine our borrowing base and the available borrowing amount could be decreased to a level below our borrowings. Outstanding borrowings in excess of the borrowing base are required to be repaid, or we are required to pledge other oil and natural gas properties as additional collateral, within 30 days following notice from the administrative agent of the new or adjusted borrowing base.

The operating and financial restrictions and covenants in our credit facility restrict and any future financing agreements likely will restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities or to pay distributions. Our credit facility restricts and any future credit facility likely will restrict our ability to:

•	incur indebtedness;
•	grant liens;
•	make certain acquisitions and investments;
•	lease equipment;
•	make capital expenditures above specified amounts;
•	redeem or prepay other debt;
•	make distributions to unitholders or repurchase units;
•	enter into transactions with affiliates; and
•	enter into a merger, consolidation or sale of assets.

We also are required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired.

If we violate any of the restrictions, covenants, ratios or tests in our credit facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions will be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit facility are secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit facility, the lenders can seek to foreclose on our assets.

Risks Related to the Potential Sale by Provident Energy Trust of its Interests in BreitBurn Energy Company LP

The following risk factor updates, amends and restates in the entirety the “Risks Related to a Potential Sale by Provident of its Interests in the Partnership and BreitBurn Energy” included in the Annual Report.

A potential sale by Provident of its interests in BreitBurn Energy could result in an increase in our management costs.

Both our assets and the assets of BreitBurn Energy Company LP (“BreitBurn Energy”) are managed by BreitBurn Management, our wholly owned subsidiary. On June 17, 2008, BreitBurn Management entered into an amended administrative services agreement with BreitBurn Energy, an entity which is controlled by Provident. Pursuant to the amended administrative services agreement, BreitBurn Management will continue to provide administrative services to BreitBurn Energy. Direct charges incurred with respect to BreitBurn Energy will continue to be charged by BreitBurn Management directly to BreitBurn Energy. In addition, BreitBurn Management will receive a monthly fee of $775,000.00 for the performance of services until December 31, 2008. After December 31, 2008, BreitBurn Management will receive a negotiated fee that will be determined in good faith by the parties. BreitBurn Energy may terminate the administrative services agreement upon Provident and its affiliates ceasing to maintain a direct or indirect controlling interest in BreitBurn Energy or its general partner, or upon 90 days written notice.

In the event that BreitBurn Energy is sold to an unaffiliated third party that elects to have the BreitBurn Energy assets managed and operated by an entity other than BreitBurn Management, certain direct and indirect general and administrative expenses at BreitBurn Management that are currently reimbursed by BreitBurn Energy, will be borne by us. Our management has conducted a preliminary review of the likely impact of a third party sale of BreitBurn Energy and believes, absent workforce or other reductions, we would incur as much as $7.5 million annually in additional general and administrative expenses. These expenses consist primarily of costs related to employees who provide services to both of us and BreitBurn Energy. Our management anticipates that these employees would remain with BreitBurn Management and provide us with capacity to continue to grow with an experienced and stable workforce.

Risks Related to Our Structure

 The following risk factors update, amend and restate in their entirety the “Risks Related to Our Structure” included in the Annual Report.

We may issue additional Common Units without your approval, which would dilute your existing ownership interests.

We may issue an unlimited number of limited partner interests of any type, including Common Units, without the approval of our unitholders. For example, in 2007, we issued a total of 45 million Common Units (or 67 percent of our outstanding Common Units) in connection with our acquisitions of oil and natural gas properties.

The issuance of additional Common Units or other equity securities may have the following effects:

•	your proportionate ownership interest in us may decrease;
•	the amount of cash distributed on each Common Unit may decrease;
•	the relative voting strength of each previously outstanding Common Unit may be diminished;
•	the market price of the Common Units may decline; and
•	the ratio of taxable income to distributions may increase.

Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law.  For example, our partnership agreement:

•
provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were in the best interests of the partnership;

•
generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•
provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•
provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

Unitholders are bound by the provisions of our partnership agreement, including the provisions described above.

Our partnership agreement restricts the voting rights of unitholders owning 20 percent or more of our Common Units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20 percent or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. In addition, solely with respect to the election of directors, our partnership agreement provides that (x) our general partner and the Partnership will not be entitled to vote their units, if any, and (y) if at any time any person or group beneficially owns 20 percent or more of the outstanding Partnership securities of any class then outstanding and otherwise entitled to vote, then all Partnership securities owned by such person or group in excess of 20 percent of the outstanding Partnership securities of the applicable class may not be voted, and in each case, the foregoing units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such common units will not be treated as a separate class of Partnership securities for purposes of our partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation set forth in clause (y) above will not apply to a specific person or group. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders’ ability to influence the manner or direction of management.

Unitholders who are not “Eligible Holders” will not be entitled to receive distributions on or allocations of income or loss on their Common Units and their Common Units will be subject to redemption.

In order to comply with U.S. laws with respect to the ownership of interests in oil and gas leases on federal lands, we have adopted certain requirements regarding those investors who may own our Common Units. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the United States federal government regards as denying similar privileges to citizens or corporations of the United States. Unitholders who are not persons or entities who meet the requirements to be an Eligible Holder, will not receive distributions or allocations of income and loss on their units and they run the risk of having their units redeemed by us at the lower of their purchase price cost or the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make distributions to you.

We are a partnership holding company and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. You could have unlimited liability for our obligations if a court or government agency determined that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or
•
your right to act with other unitholders to elect the directors of our general partner, to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted “control” of our business.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of Common Units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

The market price of our Common Units could be adversely affected by sales of substantial amounts of our Common Units, including sales by our existing unitholders.

As of June 30, 2008, we had 52,635,634 Common Units outstanding. Of those, 38,014,639 of our Common Units are unregistered restricted securities, which may be sold in the future either pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) or pursuant to registration statements filed with the Securities and Exchange Commission (the “SEC”) that we have agreed to use our commercially reasonable efforts to cause to become effective. Rule 144 under the Securities Act provides that after a holding period of six months, non-affiliates may resell restricted securities of reporting companies including the Partnership, provided that current public information is available relating to the Partnership. After a holding period of one year, non-affiliates may resell without restriction, and affiliates may resell in compliance with the volume, current public information and manner of sale requirements of Rule 144.

We completed two private offerings to institutional investors of an aggregate of 7,030,244 Common Units in May 2007. The institutional investors that are not affiliates of the Partnership currently may sell their Common Units pursuant to Rule 144 under the Securities Act.

On November 1, 2007, in connection with our acquisition of assets and equity interests from Quicksilver, we completed a private offering to institutional investors of 16,666,667 Common Units. The institutional investors that are not affiliates of the Partnership currently may sell their Common Units pursuant to Rule 144 under the Securities. In addition, we agreed to file a registration statement with the SEC covering the resale of the Common Units. We have filed a registration statement pursuant to this agreement and we intend to cause the registration statement to become effective no later than August 2, 2008. If the registration statement is not effective by August 2, 2008, then we must pay the institutional investors liquidated damages.

Also in connection with our acquisition of assets and equity interests from Quicksilver, we issued 21,347,972 Common Units to Quicksilver in a private placement. We agreed to file a registration statement covering the Common Units with the SEC. We agreed to use our commercially reasonable efforts to cause the registration statement to become effective no later than October 31, 2008. We have not yet filed a registration statement pursuant to this agreement. If the registration statement is not effective by October 31, 2008, then we must pay Quicksilver liquidated damages. Quicksilver has agreed that it will not sell any of the Common Units issued in connection with the acquisition prior to November 1, 2008. From and after November 1, 2008 and until six months thereafter, Quicksilver may sell only up to fifty percent of the Common Units that it acquired in the private placement.

Sales by any of our existing unitholders of a substantial number of our Common Units, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Units or could impair our ability to obtain capital through an offering of equity securities.

In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our Common Units.

An increase in interest rates may cause the market price of our Common Units to decline.

Like all equity investments, an investment in our Common Units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly-traded limited partnership interests. Reduced demand for our Common Units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our Common Units to decline.

Tax Risks to Unitholders
The following risk factor updates the “Tax Risks to Unitholders” included in the Annual Report. Except as set forth below, there have been no material changes to the risks described under “Tax Risks to Unitholders” in Part I, Item 1A, of the Annual Report.

The sale or exchange of 50 percent or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a twelve-month period.  Although Provident recently completed a transaction disposing of its approximate 22 percent limited partner interest in us, because such transaction was structured as a redemption of Provident's interest in us, it should not be aggregated with any other sales or exchanges within a twelve-month period for purposes of determining if the 50 percent threshold has been met.  Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1) for one fiscal year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BreitBurn GP, LLC,
its General Partner
Date: July 28, 2008

	By:	/s/ Halbert S. Washburn
Name: Halbert S. Washburn
Title: Co-Chief Executive Officer